EXHIBIT 10(v)

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BUILDING BLOCKS REALTY CO. LLC

(“Seller”)

and

ENZO REALTY LLC

(“Purchaser”)

Dated: as of August 21, 2018

SCHEDULES

Schedule 1:	Description of the Land
Schedule 2:	Escrow Agent’s Wire Instructions
Schedule 3:	[Intentionally Omitted]
Schedule 4:	Title Exceptions

EXHIBITS
Exhibit A:	List of Leases
Exhibit B:	Form of Deed
Exhibit C:	Form of Assignment Agreement
Exhibit D:	Form of Bill of Sale
Exhibit E:	Form of FIRPTA Certificate
Exhibit F:	[Intentionally Omitted]
Exhibit G:	Form of Notice to Tenants
Exhibit H:	List of Leasing Brokerage Agreements
Exhibit I:	Form of Estoppel
Exhibit J:	[Intentionally Omitted]
Exhibit K:	List of Security Deposits
Exhibit L:	List of Rent Arrearages and Tenant Inducement Costs
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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 21st day of August, 2018 by and between BUILDING BLOCKS REALTY CO. LLC (“Seller”), having an address 118 Eagles Crest, Unit 118, Manhasset, New York, and ENZO REALTY LLC, a New York limited liability company ( “Purchaser”), having an address at 527 Madison Avenue, New York, New York.

RECITALS

WHEREAS, Purchaser desires to purchase the Property (as hereinafter defined), and Seller desires to sell the same to Purchaser, upon and pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

SECTION 1: SUBJECT OF SALE

Section 1.01. Subject to and in accordance with the terms and conditions of this Agreement, Seller shall sell, assign, and convey to Purchaser all of Seller’s right, title and interest in, to, and under the following:

(a) (i) that certain parcel of real property situate, lying, and being in the Town of Babylon, County of Suffolk, State of New York, and located at 21 Executive Boulevard, Farmingdale, New York, as more particularly described on Schedule 1 attached hereto (the “Land”), and (ii) all of the improvements located on the Land (individually, a “Building” and, collectively, the “Improvements”);

(b) all rights, privileges, grants and easements appurtenant to the Land and the Improvements, including, without limitation, all of Seller’s right, title and interest in and to the land lying in the bed of any public street, road or alley, all mineral and water rights, and all easements, licenses, covenants and rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements (the Land and the Improvements, and all such rights, privileges, easements, grants and appurtenances are sometimes referred to herein collectively as the “Real Property”);

(c) the fixtures, machinery, equipment, and other items of personal property owned by Seller and located upon, and used in connection with the ownership or operation of, the Real Property (collectively, the “Personal Property”)(for the avoidance of doubt, Personal Property does not include warehouse racking, temporary dividers, or other property owned by the Tenant);

(d) all leases, licenses and other agreements (other than subleases or sublicenses) with respect to the use and occupancy of the Real Property, if any, together with all amendments and modifications thereto and any guaranties provided thereunder, in effect as of the Closing Date (individually, a “Lease” and, collectively, the “Leases”), and the amounts deposited under any such Leases in the nature of security for the performance of any Tenant’s (as hereinafter defined) obligations thereunder (individually, a “Security Deposit” and, collectively, the “Security Deposits”);

(e) all governmental permits, licenses, approvals and certificates, to the extent transferable, relating to the Real Property and the Personal Property (collectively, the “Permits and Licenses”), and all of Seller’s right, title and interest in and to those contracts set forth on Exhibit F, or any contracts executed after the date hereof in accordance with the terms hereof, with respect to the servicing, maintenance, repair, management, leasing or operation of the Real Property, to the extent same remain in effect on the Closing Date (individually, a “Service Contract” and, collectively, the “Service Contracts”) and subject to the provisions of Section 14.01 hereof, any brokerage agreements relating to any Leases in effect as of the Closing Date (collectively, the “Leasing Brokerage Agreements”);

(f) all guaranties and warranties, to the extent transferable, owned by Seller and received in connection with any construction, repair or maintenance services performed with respect to the Real Property or Personal Property (collectively, the “Warranties”); and

(g) all other rights, privileges and appurtenances owned by Seller, if any, to the extent transferable and directly related to the ownership, use or operation of the Real Property or Personal Property, including, without limitation but subject to the terms and conditions of Section 25 of this Agreement, any real estate tax refunds relating to the Property (collectively, the “Intangible Rights”); provided, however, that it is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, existing insurance claims and any existing claims against previous tenants of the Real Property and/or against guarantors of any prior leases for space at the Real Property, all of which claims are hereby expressly reserved by Seller.

The Real Property and, to the extent applicable, the Personal Property, the Leases, the Security Deposits, the Permits and Licenses, the Service Contracts, the Leasing Brokerage Agreements, Warranties, the Intangible Rights and all other property interests described in this Section 1 being conveyed hereunder, are hereinafter collectively referred to as the “Property”.

Section 1.02. Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that any fixtures, furniture, furnishings, equipment or other personal property (including, without limitation, trade fixtures in, on, around or affixed to the Building) owned or leased by any agent, employee or contractor of Seller or any affiliate of Seller or by any Tenant or any person or entity claiming through or under any such Tenant (collectively, the “Excluded Property”) is not included in the Property to be sold to Purchaser hereunder.

Section 1.03. The parties hereto acknowledge and agree that the value of the Personal Property is de minimis and no part of the Purchase Price is allocable thereto.

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SECTION 2: DEFINITIONS

Section 2.01. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly indicates a contrary intent:

(i)  the capitalized terms defined in this Section have the meanings assigned to them in this Section, and include the plural as well as the singular; and

(ii) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

“Additional Rents” shall mean all percentage rent, escalation charges for real estate taxes, operating expenses or cost-of-living adjustments, charges for electricity, steam, water, cleaning, overtime services, sundry charges or other charges of a similar nature payable by any Tenants pursuant to the Leases.

“Assignment Agreement” shall mean the Assignment Agreement in the form of Exhibit C attached hereto and made a part hereof.

“Basket Amount” shall have the meaning set forth in Section 15 hereof.

“Building” shall have the meaning set forth in Section 1.01(a)(ii) hereof.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) all days observed by the federal or State of New York government as legal holidays, and (iii) all days on which commercial banks in the State of New York are required by law to be closed.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the actual date on which the Closing occurs.

“Closing Date Representations” shall mean all of the representations and warranties set forth in Sections 10.01(a), (b), (c), (d), (j) and (l).

“Code” shall have the meaning set forth in Section 10.01(d) hereof.

“Commissions” shall mean the brokerage fees or commissions due with respect to the Leases.

“Confidential Information” shall have the meaning set forth in Section 24.01.

“Contract Period” shall mean the period commencing on the Effective Date of this Agreement and ending on the Closing Date or the earlier termination of this Agreement.

“Downpayment” shall mean the downpayment set forth in Section 3.01(a).

“Effective Date of this Agreement” shall mean the date on which Seller (or its counsel) delivers to Purchaser (or its counsel) a fully-executed counterpart of this Agreement, which date

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shall be inserted by hand on behalf of Seller in the introductory paragraph on Page 1 of this Agreement.

“Escrow Agent” shall mean AmTrust Title Insurance Company.

“Excluded Property” shall have the meaning set forth in Section 1.02 hereof.

“Fixed Rents” shall mean all base or fixed rents or base or fixed license fees, as applicable, payable by any Tenants pursuant to the Leases.

“Improvements” shall have the meaning set forth in Section 1.01(a)(ii) hereof.

“Intangible Rights” shall have the meaning set forth in Section 1.01(g) hereof.

“Land” shall have the meaning set forth in Section 1.01(a)(i) hereof.

“Leases” shall have the meaning set forth in Section 1.01(d) hereof.

“Leasing Brokerage Agreements” shall have the meaning set forth in Section 1.01(e) hereof.

“Loss” or “Losses” shall mean the actual damage, loss, cost or expense (including reasonable costs of investigation incurred in defending against and/or settling such damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof), if any, imposed on, or incurred by, Purchaser because a representation made by Seller in Section 10.01 of this Agreement is untrue or incorrect. In no event shall any “Loss” or “Losses” include any indirect, consequential or punitive damages.

“Maximum Credit Amount” shall have the meaning set forth in Section 15 hereof.

“Permits and Licenses” shall have the meaning set forth in Section 1.01(e) hereof.

“Permitted Encumbrances” shall have the meaning set forth in Section 5.01 hereof.

“Person” shall mean any individual, estate, partnership, limited liability company, corporation, trust, governmental entity or any other legal entity and any unincorporated association.

“Personal Property” shall have the meaning set forth in Section 1.01(c) hereof.

“Property” shall have the meaning set forth in Section 1.01 hereof.

“Purchase Price” shall have the meaning set forth in Section 3.01 hereof.

“Qualified Intermediary” shall have the meaning set forth in Section 19.02 hereof.

“Real Estate Taxes” shall mean real estate taxes and any general or special assessments imposed upon the Real Property, including but not limited to any general or special assessments

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of any governmental or municipal authority or tax district, including, without limitation, any assessments levied for public benefits to the Real Property.

“Real Property” shall have the meaning set forth in Section 1.01(b) hereof.

“Rents” shall mean all Fixed Rents and all Additional Rents.

“Representatives” shall have the meaning set forth in Section 24.01 hereof.

“Scheduled Closing Date” shall have the meaning set forth in Section 3.02 hereof.

“Security Deposit” shall have the meaning set forth in Section 1.01(d) hereof.

“Service Contracts” shall have the meaning set forth in Section 1.01(e) hereof.

“Survival Period” shall mean the period of time commencing on the Closing Date and terminating three (3) months subsequent to the Closing Date.

“Tenants” shall mean all of the tenants, licensees and other occupants under or pursuant to the Leases.

“Title Insurer” shall mean any reputable title company licensed to do business in the State of New York.

“Warranties” shall have the meaning set forth in Section 1.01(f) hereof.

SECTION 3: TRANSFER OF PROPERTY; CLOSING

Section 3.01. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, subject to and in accordance with the terms, provisions, covenants and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the Property for a purchase price of SIX MILLION AND 00/100 DOLLARS ($6,000,000.00) (the “Purchase Price”), subject to adjustments to be made pursuant to the terms of this Agreement, including, without limitation, as provided in Section 7 hereof. The Purchase Price to be paid by Purchaser shall be paid as follows:

(a) SIX HUNDRED THOUSAND AND 00/100 DOLLARS ($600,000.00) to the Escrow Agent on the signing of this Agreement as the Downpayment, by wire transfer in accordance with the wire instructions set forth on Schedule 2 attached hereto. Subject to the provisions of Section 4.01, the Downpayment shall be held by the Escrow Agent in accordance with Section 23 hereof.

(b) Subject to the adjustments to be made pursuant to this Agreement, the balance of the Purchase Price shall be paid to Seller (or its designees) at Closing. All monies payable under this Agreement on the Closing Date shall be delivered to Seller or its designees by wire transfer in accordance with the wire instructions to be designated by Seller.

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Section 3.02. The Closing shall occur on or about October 2, 2018 (the “Scheduled Closing Date”) through an escrow with the Title Insurer. The Seller and Purchaser agree to cooperate with one another to effect an escrow closing with the documents to be executed by each party to be delivered to the Title Insurer.

SECTION 4: ENVIRONMENTAL INSPECTION PERIOD; ACCESS

Section 4.01. Purchaser shall have from the Effective Date of this Agreement until 5:00 P.M. (EST) on the sixtieth (60th) day after the Effective Date (the “Inspection Period”) the right but not the obligation to perform, at its sole cost and expense, a Phase I environmental inspection (the “Phase I”) of the Property from a reputable environmental testing company licensed in the State of New York and shall deliver a copy of such Phase I to Seller upon Purchaser’s receipt thereof. In the event that the results of a Phase I completed by Purchaser suggest that a Phase II environmental inspection (the “Phase II”) is necessary, Purchaser may perform the Phase II, at its sole cost and expense, subject to the terms hereof including, without limitation, Section 4.02 below, and Purchaser shall deliver a copy of such Phase II to Seller upon Purchaser’s receipt thereof. In the event that (i) Purchaser’s Phase II reveals that the Property is in violation of any applicable environmental laws (“Environmental Violations”), and (ii) prior to the expiration of the Inspection Period, Purchaser gives notice to Seller that Purchaser has elected to terminate this Agreement due to such Environmental Violations, Seller, at Seller’s sole option, shall have the right to hire a reputable environmental consultant licensed in the State of New York to review the Environmental Violations and prepare an estimate of the costs to cure same. Upon receipt of such consultant’s estimate, Seller, in Seller’s sole discretion may (x) consent to Purchaser’s termination of this Agreement, (y) nullify Purchaser’s termination of this Agreement and give Purchaser a credit at closing in the amount set forth on the environmental consultant’s report, or (z) nullify Purchaser’s termination of this Agreement by agreeing in writing to undertake the remediation of the Environmental Violations. By way of clarification, and not limitation, Purchaser shall not have the right to terminate this Agreement in any of the following events: (A) Purchaser does not timely perform a Phase I; (B) any such Phase I does not suggest that a Phase II should be performed; (C) no Environmental Violations are revealed by a Phase I or, if applicable, a Phase II; and (D) Seller nullifies a Purchaser termination in accordance with the terms hereof. Any termination by Purchaser hereunder must occur prior to the expiration of the Inspection Period. In the event the Purchaser properly cancels this Agreement pursuant to this Section 4 and Seller does not negate such termination as provided herein, the Downpayment shall be promptly returned to Purchaser and neither party shall have any further liability to the other.

Section 4.02. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of the Phase II prior to Purchaser’s commencement of the Phase II. If Seller, in its sole and absolute discretion, does not approve the scope and method of the Phase II, then Purchaser, as its sole and exclusive remedy, may terminate this Agreement by notice to Seller given within five (5) business days after Seller gives notice of such disapproval of the Phase II to Purchaser, but in any event, prior to the end of the Inspection Period. If Seller approves the scope and method of such Phase II, Seller and its representatives, agents, and/or contractors shall have the right to be present during any such testing, investigation, or inspection.

Section 4.03. Purchaser shall (i) conduct all tests and inspections in a good and workmanlike manner, and in compliance in all material respects with all applicable laws,

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ordinances, rules and regulations of any governmental authority; (ii) not make any alterations to the Property whatsoever, (iii) repair any damage to the Property resulting from such tests and inspections, at Purchaser’s sole cost and expense, (iv) cause all debris resulting from its activities to be removed, (v) exercise its rights hereunder so as to minimize interference with the normal operation of the Property, and (vi) pay all sums due to the environmental testing companies engaged by Purchaser.

Section 4.04. Prior to Purchaser, or its employees and agents, entering onto the Property, Purchaser shall deliver to Seller property damage and commercial general liability insurance, in form and amounts reasonably acceptable to Seller and naming Seller and its managing agent as additional insureds, and furnish to Seller policies or a certificate or certificates of insurance evidencing such coverage.

Section 4.05. Purchaser shall restore the Property to its condition existing immediately prior to Purchaser’s inspection thereof to the extent of any damage caused by Purchaser or its employees or agents, and Purchaser shall indemnify, defend and hold harmless Seller and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents and contractors, and any successors or assigns of the foregoing, from and against any and all losses, costs, liabilities, damages and expenses, including, but not limited to, penalties, fines, court costs, disbursements and reasonable attorney’s fees incurred in connection with or arising from injuries to persons or damage to property caused by Purchaser’s and/or its Representatives’ access to, or inspection of the Property, or any tests, inspections or other due diligence conducted by or on behalf of Purchaser. The indemnity provisions of this Section 4.05 shall be binding upon Purchaser regardless of whether or not the transactions contemplated hereby are consummated and shall survive the termination of this Agreement or the Closing, as applicable.

SECTION 5: TITLE; MATTERS TO WHICH THE SALE IS SUBJECT

Section 5.01. Seller shall assign and convey or cause to be assigned and conveyed to Purchaser good and valid insurable fee title to the Property free and clear of any and all mortgages, liens, leases, encumbrances and easements, except the following (collectively, the “Permitted Encumbrances”):

(a) Subject to the provisions of Section 7, all Real Estate Taxes, water meter and water charges and sewer rents, accrued or unaccrued, fixed or not fixed, becoming due and payable after the Closing Date;

(b) All zoning laws and building ordinances, resolutions, regulations and orders of all boards, bureaus, commissions and bodies of any municipal, county, state or federal government, and all notes or notices of violations thereof noted or issued with respect to the Property prior to the Closing Date;

(c) All covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property;

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(d) The standard conditions and exceptions to title contained in Purchaser’s title policy or any “marked-up” commitment issued by the Title Insurer to Purchaser;

(e) State of facts shown on the survey of the Property made by Schnepf & Murrell, P.C., dated December 1, 2007, and updated May 23, 2010, and any additional state of facts which would be shown on an update to such survey;

(f) Variations between tax lot lines and lines of record title;

(g) All violations of building, fire, sanitary, environmental, housing and similar laws and regulations whether or not noted or issued at the date hereof or the Closing Date;

(h) All Leases now affecting the Real Property and any new Leases or tenancies not prohibited by the terms hereof; and

(i) All of the restrictions, encumbrances, covenants, agreements, easements and other matters set forth on Schedule 4 annexed hereto.

Notwithstanding that the deed for the Property does not so state, the Property shall be deemed conveyed to Purchaser subject to the exceptions set forth in items (a) through (j). This provision shall survive the Closing.

Section 5.02. Upon execution of this Agreement, Purchaser shall order an updated survey (“Survey”). Seller hereby acknowledges receipt of title commitment number FN-14176-NY (the “Title Commitment”) with respect to the purchase of the Property from the Title Insurer. No later than twenty (20) days from the Effective Date of this Agreement, Purchaser shall notify Seller of such objections, except for any Permitted Encumbrances set forth in Section 5.01 above, as Purchaser may have to anything contained in the Title Commitment or on the Survey (collectively, the “Title Objections”). If there are Title Objections by Purchaser, Seller shall have the option, at its sole discretion, to satisfy them prior to the Scheduled Closing Date. If Seller elects to attempt to satisfy the Title Objections, Seller shall so notify Purchaser within ten (10) days after receipt of such Title Objections and shall use commercially reasonable efforts to attempt to cure such Title Objections prior to Closing, and the Scheduled Closing Date may be extended, at Seller’s option for reasonable periods of time not to exceed ninety (90) days in the aggregate, in order to attempt to cure such Title Objections. If Seller elects not to satisfy such Title Objections, then Seller shall so notify Purchaser and Purchaser shall thereupon have a period of ten (10) days after receipt of Seller’s notice that Seller elects not to cure such Title Objections to either (i) waive the Title Objections and accept such title as Seller is able to convey, without abatement or reduction of the Purchase Price or any credit or allowance on account thereof (except as may otherwise be expressly set forth herein), and by such waiver of the Title Objections, Purchaser shall be deemed to have waived any and all claims and/or causes of action against Seller for damages or any other remedies for any and all defects in and/or exceptions to title to the Property, or (ii) terminate this Agreement by giving notice to Seller on or before the end of such ten (10) day period, in which event the Downpayment shall be returned to Purchaser and the parties hereto shall be released from further liability hereunder except as expressly otherwise provided herein. In no event shall Seller have

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any obligation to commence litigation or to expend money to cure or remove any Title Objections; provided, Seller shall be required to remove, by payment, bonding or otherwise: (i) any instruments which have been voluntarily recorded or otherwise placed by Seller against the Property on or following the date hereof (other than with the approval of Purchaser) and which are not given for the benefit of any utility or governmental authority in the ordinary course, (ii) any mechanics’ liens relating to work done by or at the request of Seller at the Property (but expressly excluding mechanics liens created or permitted by a Tenant under a Lease) (the liens described in clauses (i) and (ii) above, collectively, “Voluntary Liens”), (iii) any Title Objections which would not fall within the definition of (i) above and which can be removed by the payment of a liquidated sum of money (“Monetary Liens”); provided, however, that Seller shall not have the obligation to remove any of such Monetary Liens unless such Monetary Lien is an ascertainable, fixed amount, and, in no event shall Seller be obligated to expend amounts in excess of $30,000 (the “Monetary Lien Cap Amount”) pursuant to the provisions of this sentence, and (iv) all mortgages, assignments of leases and rents and UCC-1 financing statements under which Seller is a borrower or otherwise constituting a lien on the Property (“Mortgages”). Purchaser’s failure to exercise the right to terminate within the ten (10) day period shall constitute a waiver of Purchaser’s right to terminate with respect to such title matters. Notwithstanding anything contained herein to the contrary, in the event that the Title Insurer selected by Purchaser cannot insure good and valid fee title to the Property in accordance with an ALTA form of Owner’s policy at standard premiums, Seller shall have the option, but not the obligation, upon notice to Purchaser, to select a Title Insurer that will insure fee title to the Property at standard premiums in accordance with an ALTA form of Owner’s policy, subject to the Permitted Encumbrances.(except with respect to Voluntary Liens, Monetary Liens and Mortgages, which shall in no event constitute Permitted Encumbrances).

Section 5.03. Purchaser, if request is made not less than two (2) Business Days prior to the Closing, agrees to provide at the Closing separate wire transfers or certified or cashier’s checks as requested, aggregating not more than the balance (as adjusted, pursuant to the provisions of Section 3 hereof) of the Purchase Price, to facilitate the satisfaction of any such mortgages, liens and encumbrances. If after delivery of the Title Commitment to Seller, but prior to the Closing Date, a new Title Objection is disclosed by an updated endorsement to the Title Commitment, the same rights and obligations of both parties as set forth above shall be applicable.

SECTION 6: “AS IS SALE”

Section 6.01. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS OTHERWISE SET FORTH HEREIN, IT IS PURCHASING THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS” AND SUBJECT TO ALL DEFECTS (PATENT AND LATENT), BASED UPON THE CONDITION (PHYSICAL OR OTHERWISE) OF THE PROPERTY AS OF THE EFFECTIVE DATE OF THIS AGREEMENT, REASONABLE WEAR AND TEAR AND, SUBJECT TO THE PROVISIONS OF SECTIONS 8 AND 9 OF THIS AGREEMENT, LOSS BY CONDEMNATION OR FIRE OR OTHER CASUALTY EXCEPTED, AND THAT NEITHER SELLER, NOR ANY PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING

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PARTIES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, AS TO THE PRESENT, PAST OR FUTURE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, INCOME, EXPENSES, OPERATIONS, QUALITY OF CONSTRUCTION, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER MATTER AFFECTING OR RELATED TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN, EXCEPT FOR THE SELLER’S REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT. No representation, warranty or covenant made by Seller in this Agreement or any document delivered pursuant hereto shall survive the Closing, except as otherwise expressly provided in this Agreement. Purchaser has not relied upon, and Seller is not liable or bound in any manner by, any verbal or written statements, representations, real estate brokers’ “set-ups” or information pertaining to the Property furnished by any real estate broker, agent, employee, servant to other persons unless the same are expressly set forth in this Agreement. The delivery of the deed by Seller, and the acceptance of the deed by Purchaser, shall be deemed to be the full performance and discharge of every obligation of Seller to be performed pursuant to this Agreement on or prior to the Closing Date and the truth of every representation or warranty made by Seller in this Agreement or in any Exhibit attached hereto or in any document, certificate, affidavit or other instrument delivered by Seller or its agents at or in connection with the Closing, except for those warranties, representations and obligations of Seller which this Agreement expressly provides are to survive the Closing. Purchaser acknowledges it is acquiring the Property and is relying solely upon its own knowledge of the Property based on its investigation of the Property and its own inspection of the Property. Without limitation, Purchaser releases Seller from and against any and all claims, losses, costs, liabilities, damages and expenses, including, but not limited to, penalties, fines, court costs, disbursements and reasonable attorney’s fees arising from or related to any physical or environmental conditions at or in respect to the Property. The provisions of this Section 6, including, without limitation, such release, shall survive the termination of this Agreement or the Closing, as applicable.

SECTION 7: ADJUSTMENTS

Section 7.01. The following items shall be apportioned between the parties on and as of the Closing Date, based upon the respective party’s period of ownership of the Property:

(a) subject to the provisions of Section 7.02, prepaid Rents and all Fixed Rents and Additional Rents payable pursuant to the Leases, if any;

(b) Real Estate Taxes, water charges, and sewer rents, vault charges, if any, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Property, on the basis of the respective periods for which each is assessed or imposed, except that if there is a water meter at the Property, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available. If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the

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Closing shall be made upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation of the Property;

(c) value of fuel stored on the Property, if any, at the price then charged by Seller’s supplier, including any taxes, provided that Seller delivers a statement from Seller’s fuel supplier as to such value no later than five (5) days prior to the Closing Date);

(d) charges, if any, paid or payable under Service Contracts on the basis of the period covered by such payments;

(e) administrative charges, if any, permitted under the Leases or applicable law, on Security Deposits held pursuant to the Leases, if any;

(f) prepaid fees for licenses and other permits assigned to Purchaser at the Closing; and

(g) any other item which is customarily apportioned in accordance with real estate closings of commercial properties in the municipality in which the Property is located;

Section 7.02. All Rents, if any, shall be adjusted and prorated on an if, as and when collected basis. If any Tenant is in arrears in the payment of Rents on the Closing Date, any Rents received from such Tenant after the Closing Date shall be applied in the following order of priority: (a) first, in payment of Rents for the month in which the Closing occurred; (b) second, in payment of Rents for any month or months following the month in which the Closing occurred; and, (c) after all Rents for all periods after the Closing Date have been paid in full, in payment of Rents for any periods prior to the Closing Date and not paid pursuant to subsection (a) above. All Rents received by Seller or Purchaser after the Closing Date, less reasonable collection costs, shall be adjusted and prorated as provided above, and the party receiving such Rents shall, within five (5) Business Days, pay to the other party the portion thereof that such other party is entitled to receive. Purchaser shall bill Tenants who owe Rents for periods prior to the Closing in the ordinary course of Purchaser’s business following the Closing Date for a period of one year and shall use commercially reasonable efforts to collect such past due Rents during such one year period. Notwithstanding the foregoing, if Purchaser shall be unable to collect such past due Rents, Seller shall have the right to pursue Tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits), but Seller shall not be entitled to evict (by summary proceedings or otherwise) any such Tenants. No prorations shall be made at the Closing in respect of any unpaid Rents.

Section 7.03. Without limiting the provisions of Section 7.02 hereof, to the extent any portion of the Additional Rents, if any, is required to be paid monthly by Tenants on account of estimated amounts for the current period and, at the end of each calendar year (or, if applicable, at the end of each lease year or tax year or any other applicable accounting period), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar, lease or tax year, with the appropriate adjustments being made with such Tenants, then such portion of the Additional Rents shall be prorated between Seller and Purchaser on the

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Closing Date based on such estimated payments (i.e., with (i) Seller entitled to retain all monthly installments of such amounts with respect to periods prior to the calendar month in which the Closing Date occurs, to the extent such amounts are as of the Closing Date estimated to equal the amounts ultimately due to Seller for such periods, (ii) Purchaser entitled to receive all monthly installments of such amounts with respect to periods following the calendar month in which the Closing Date occurs, and (iii) Seller and Purchaser apportioning all monthly installments of such amounts with respect to the calendar month in which the Closing Date occurs). At the time(s) of final calculation and collection from (or refund to) Tenants of the amounts in reconciliation of actual Additional Rents for a period for which estimated amounts have been prorated, there shall be a re-proration between Seller and Purchaser, with the net credit resulting from such re-proration, after accounting for amounts required to be refunded to Tenants, being payable to the appropriate party (i.e., to Seller if the recalculated amounts exceed the estimated amounts and to Purchaser if the recalculated amounts are less than the estimated amounts).

Section 7.04. Charges for all electricity, steam, gas and other utility services (collectively, “Utilities”) shall be billed to Seller’s account up to the Closing Date and, from and after the Closing Date, all Utilities shall be billed to Purchaser’s account. If for any reason such changeover in billing is not practicable as of the Closing Date, as to any Utility, such Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) days following notice of the determination of such actual reading, readjust such apportionment and Seller shall promptly deliver to Purchaser, or Purchaser shall promptly deliver to Seller, as the case may be, the amount determined to be due upon such adjustment.

Section 7.05. Purchaser shall have no right to receive any rental insurance proceeds which relate to the period prior to the Closing Date and, if any such proceeds are delivered to Purchaser, Purchaser shall, within five (5) Business Days following receipt thereof, pay the same to Seller.

Section 7.06. If, after the Closing, an error or omission in the calculation of the apportionments set forth above is found by one of the parties, such error or omission shall be promptly corrected and the party receiving the over-payment shall pay the amount of the over-payment to the party entitled thereto. Notwithstanding the provisions of Section 7.07, the foregoing obligation to correct apportionments shall survive the Closing and continue for a period of (a) twelve (12) months after the Closing Date.

Section 7.07. The provisions of this Section 7 shall survive the Closing.

SECTION 8: CASUALTY

Section 8.01. If, on or prior to the date of the Closing, all or a “material part” (as defined below) of the Improvements shall be damaged or destroyed by fire or other casualty, then, in any such event, Purchaser may, at its option, either (i) terminate this Agreement, whereupon, in accordance with Section 23, the Downpayment shall be returned to Purchaser and the parties hereto shall be released of all obligations and liabilities of whatsoever nature in connection with this Agreement except those that expressly survive termination of this Agreement, or (ii) proceed to

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close the transactions contemplated by this Agreement, in which event all of the provisions of subsection 8.01(a)(i) and subsection 8.01(a)(ii) below shall apply.

(a) If, on or prior to the date of the Closing, less than a “material part” of the Improvements shall be destroyed or damaged by fire or other casualty, then Purchaser shall nevertheless close title to the Property pursuant to all the terms and conditions of this Agreement (without any adjustment to the Purchase Price except as otherwise set forth herein), subject to the following: (i) Seller shall not (x) adjust and settle any insurance claims, or (y) enter into any construction or other contract for the repair or restoration of the Improvements, without Purchaser’s prior written consent (except no such consent shall be necessary in the event of an emergency or hazardous condition at the Property), which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) at the Closing, Seller shall (1) pay over to Purchaser the amount of any insurance proceeds, to the extent collected by Seller in connection with such casualty, less the amount of the actual and reasonable unreimbursed expenses incurred by Seller to third parties in connection with collecting such proceeds and making any repairs to the Improvements occasioned by such casualty pursuant to any contract (provided that such contract was approved by Purchaser as required by this Section), and (2) assign to Purchaser in form reasonably satisfactory to Purchaser all of Seller’s right, title and interest in and to any insurance proceeds that are uncollected at the time of the Closing and that may be paid in respect of such casualty. Seller shall reasonably cooperate with Purchaser in the collection of such proceeds, which obligation shall survive the Closing.

(b) For the purpose of this Section, the phrase a “material part” of an Improvement shall mean a portion of an Improvement such that the cost of repair or restoration thereof is estimated by a reputable contractor selected by Seller and reasonably satisfactory to Purchaser, to be in excess of fifteen percent (15%) of the Purchase Price.

Section 8.02. The provisions of this Section 8 supersede any law applicable to the Property governing the effect of fire or other casualty in contracts for real property.

SECTION 9: CONDEMNATION PENDING CLOSING

Section 9.01. If, prior to the Closing Date, condemnation or eminent domain proceedings shall be commenced by any public authority against the Real Property or any part thereof, Seller shall promptly give Purchaser written notice thereof. After notice of the commencement of any such proceedings (from Seller or otherwise) and in the event that the taking of such property is a material taking (as hereinafter defined), Purchaser shall have the right (i) to accept title to the Property subject to the proceedings, whereupon any award payable to Seller shall be paid to Purchaser and Seller shall deliver to Purchaser at the Closing all assignments and other documents reasonably requested by Purchaser to vest such award in Purchaser, or (ii) to terminate this Agreement and upon the return of the Downpayment, this Agreement shall be null and void and neither party will have any further obligations hereunder except those that expressly survive termination of this Agreement. A taking shall be deemed to be a “material taking” if the claim for a condemnation award for such taking is estimated by an independent appraiser selected by

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Seller and reasonably satisfactory to Purchaser to be equal to or in excess of fifteen percent (15%) of the Purchase Price.

Section 9.02. In the event of a non-material taking of any part of the Real Property, Purchaser shall accept the Property subject to the proceedings and pay to Seller the full Purchase Price, whereupon any award payable to Seller shall be paid to Purchaser and Seller shall deliver to Purchaser at the Closing all assignments and other documents reasonably requested by Purchaser to vest such award in Purchaser.

Section 9.03. The provisions of this Section 9 supersede any law applicable to the Property governing the effect of condemnation in contracts for real property.

SECTION 10: SELLER’S WARRANTIES AND REPRESENTATIONS

Section 10.01. To induce Purchaser to enter into this Agreement and to accept the Property from Seller, Seller makes the following representations and warranties, all of which are true, complete and correct in all material respects as of the Effective Date of this Agreement and, subject to Permitted Changes, shall be true, complete and correct in all material respects as of the Closing Date:

(a) The execution, delivery and performance of this Agreement and consummation of the transaction hereby contemplated in accordance with the terms of this Agreement will not violate any material contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which Seller or the Property is bound and Seller has, or upon the Closing Date shall have, obtained all consents necessary (whether from a governmental authority or other third party), in order for it to consummate the transactions contemplated hereby.

(b) Seller has the full right, power and authority to bind Seller to this Agreement and to carry out Seller’s obligations hereunder and Seller shall have the full right, power and authority to sell and convey the Property to Purchaser as provided herein and to take all actions required by this Agreement.

(c) Upon the full execution and delivery of this Agreement by Seller to Purchaser, this Agreement shall be the valid and binding obligation on Seller, enforceable against Seller in accordance with the terms hereof.

(d) Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and the income tax regulations thereunder.

(e) Attached hereto as Exhibit A is a true and complete list of the Leases (including all amendments and modifications) entered into by Seller, or of which Seller is otherwise aware, in effect as of the Effective Date of this Agreement, and Seller has delivered to Purchaser true and complete copies of the Leases set forth on Schedule A. No renewal or extension options have been granted to Tenants under Leases except as otherwise expressly contained in the Leases. Seller has not collected rent from any Tenant more than thirty (30) days in advance of such rent being due. Seller is the

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“landlord” or “lessor” under the Leases and as such, has the right to assign the Leases to Purchaser. Seller has not received any written notice from any Tenant, if any, claiming that Seller is in default in any material respects under any of the Leases, if any. Notwithstanding the foregoing, Seller does not warrant that any particular Lease will be in force at the Closing or that the Tenants will have performed their obligations thereunder. To Seller’s knowledge, no Tenant is in default of any of its obligations under its Lease beyond any applicable notice, grace and cure periods, which default remains uncured, and Seller has not commenced any action or proceeding against any Tenant claiming that such Tenant is in default of any of its obligations under its Lease, which default remains uncured. Seller has paid, or shall have paid at Closing, any outstanding Commissions incurred in connection with any of the Leases. Seller has no obligation to perform any work (or pay for the performance of any work) or to pay any Tenant improvement allowance to or for the benefit of any Tenant.

(f) The Seller is not a party to any Service Contracts as of the Effective Date of this Agreement.

(g) Attached hereto as Exhibit K is a list of the Security Deposits currently held by Seller under the Leases in effect as of the date hereof, if any. Notwithstanding the foregoing, Seller does not warrant that any Security Deposit will not be applied, in whole or in part, by Seller prior to the Closing in accordance with Section 14.05.

(h) Attached hereto as Exhibit H is a list of all written Leasing Brokerage Agreements entered into or assumed by Seller in effect as of the Effective Date of this Agreement.

(i) Attached hereto as Exhibit L is a list of all Rent that, to Seller’s knowledge, is due and payable by any Tenant (“Rent Arrearages”) as of the Effective Date of this Agreement, if any, and (B) all unpaid tenant inducement costs whether due and payable now or for which Seller is currently obligated to incur in the future, if any.

(j) Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York.

(k) No action, suit or proceeding is pending or, to Seller’s knowledge, threatened against Seller which would materially adversely affect Seller’s financial condition or its ability to fully perform its obligations pursuant to this Agreement, specifically excluding any personal injury claim covered by insurance or by indemnity from a prior or existing tenant of the Real Property.

(l) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Seller, including, without limitation, the United States of America, the State of New York or any political subdivision of any

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of the foregoing, or any decision or ruling of any arbitrator to which Seller is a party or by which Seller is bound or affected.

(m) There are no judgments, orders or decrees of any kind against Seller unpaid and unsatisfied of record, nor, to Seller’s knowledge, there are no actions, suits or other legal or administrative proceedings pending or, to Seller’s knowledge, threatened against Seller that could have a material adverse effect on the Property to the consummation of the transactions contemplated hereby.

(n) No improvements, construction work, services or materials have been supplied to Seller with respect to the Property for which payment shall not be made in full on or before Closing.

(o) At Closing, all Personal Property shall be, owned by Seller free and clear of any conditional bills of sale, chattel mortgages, security agreements or financing statements or other security interests of any kind. Personal Property does not include metal racking installed by the Tenant.

(p) Seller has no employees working at the Property and is not a party to any union agreements with respect to the Real Property.

(q) To Seller’s knowledge, Seller has not received any written notice related to an eminent domain proceeding affecting the Real Property.

Section 10.02. All representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date; provided, however, that Seller shall have the right to update the representations and warranties set forth in Sections 10.01(e), (f), (g), (h) and (i) of this Agreement to the extent a state of facts underlying such representations and warranties may have changed subsequent to the date of this Agreement (any such change, a “Permitted Change”) and, notwithstanding any such update, Seller shall be deemed to have satisfied the condition set forth in this Section 10.4, provided such Permitted Change was not caused by reason of (i) a breach by Seller of its obligations under this Agreement, or (ii) Seller’s intentional act or failure to act.

Section 10.03. All of the representations and warranties of Seller contained in this Agreement shall survive the Closing for the Survival Period, subject, however, to the limitations on Seller’s liability set forth in Section 10.04.

Section 10.04. If (a) any of the representations and warranties set forth in Section 10.01 above prove to have been false as of the date hereof or, with respect to the Closing Date Representations, as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, they shall be true in all material respects as of such earlier date), and (b) Purchaser gives written notice thereof to Seller (a “Purchaser’s Loss Notice”) promptly but in no event later than (i) with respect to a falsity first becoming discoverable on or prior to the Closing Date, the earlier to occur of the Closing Date and the date that is two (2) Business Days after the aggregate amount of the Losses suffered by Purchaser prior to the Closing Date as a result of such misrepresentation or untrue or inaccurate warranty exceeds the Basket Amount, or (ii) with respect to a falsity first becoming discoverable after the Closing Date, the earlier to occur of the

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last day of the Survival Period and the date that is two (2) Business Days after the aggregate amount of the Losses suffered by Purchaser during the Survival Period as a result of such misrepresentation or untrue or inaccurate warranty exceeds the Basket Amount, then Purchaser’s remedies with respect to any such Loss or Losses shall be as set forth in Section 15.01(i) hereof. If Purchaser fails to timely deliver a Purchaser’s Loss Notice, then Purchaser shall be deemed to have waived any remedy set forth in Section 15.01 or any other remedy provided hereunder or otherwise available with respect to any Loss. It is specifically acknowledged that (1) if any information is (or has been) disclosed to Purchaser (or its attorneys, accountants, consultants or other professionals) on or prior to the Effective Date of this Agreement by Seller (or its attorneys, accountants, consultants or other professionals) (or is the subject of correspondence between Seller and Purchaser) which indicates that a representation or warranty made by Seller in this Agreement is untrue or inaccurate, Seller shall have no liability with respect to such misrepresentation or untrue or inaccurate warranty and Purchaser shall not be entitled to any credit at Closing in connection therewith, and (2) if the Closing occurs, Seller shall have no liability in connection with any representations or warranties which were otherwise known by Purchaser, at Closing, to be untrue or inaccurate.

Section 10.05. Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its employees, agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters.

Section 10.06. The phrase “to Seller’s knowledge” is hereby defined as the actual (as opposed to constructive or imputed) knowledge without independent inquiry or investigation of Susan Weinreb, who shall have no personal liability in regards thereto or otherwise in respect of this Agreement.

SECTION 11: SELLER’S INSTRUMENTS AT CLOSING

Section 11.01. Seller shall duly execute, acknowledge and/or deliver or, where applicable, cause the following to be duly executed, acknowledged and/or delivered, to Purchaser on the Closing Date the following:

(a) a deed substantially in the form of Exhibit B attached hereto;

(b) a title affidavit with respect to the Property as may be reasonably required by the Title Insurer; provided, however, that the matters and liability covered by such title affidavit shall not exceed the matters and liability of Seller with respect to its representations and warranties made under Section 10.01 hereof;

(c) real estate transfer tax forms and returns for the Property;

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(d) an affidavit as required pursuant to Section 1445 of the Code substantially in the form of Exhibit E hereto;

(e) any plans with respect to the Improvements on the Property to the extent in Seller’s possession;

(f) such other documents, instruments, resolutions and other material with respect to the Property reasonably requested by Purchaser as may be necessary to effect the transfer of title hereunder, to record the deed or as may be reasonably requested by the Title Insurer;

(g) the Assignment Agreement substantially in the form of Exhibit C attached hereto and made a part hereof, together with original executed counterparts, to the extent originals are in Seller’s possession, or, if originals are not in Seller’s possession, copies (to the extent that copies are in Seller’s possession) of all Leases (if any), Service Contracts (to the extent not terminated by Seller, whether in whole or only as to the Real Property, at or prior to Closing), Permits and Licenses and Warranties, if any;

(h) a bill of sale substantially in the form of Exhibit D attached hereto and made a part hereof;

(i) Tenant-executed estoppel certificates (each an “Estoppel Certificate”) dated within thirty (30) days of the Closing Date either substantially in the form of Exhibit I attached hereto and made a part hereof (with blanks therein completed with information relevant to the subject Lease) or, if more restrictive, containing such information as is required pursuant to the terms of the subject Lease, in either case, from all of the Tenants; provided, however, that no Estoppel Certificate shall disclose any fact materially adverse to the applicable Tenant, such Tenant’s Lease, the Property or Purchaser or materially inconsistent with the representations and warranties of Seller provided herein; it being acknowledged and agreed that the obligation of Purchaser to close the transactions contemplated by this Agreement shall not be contingent upon any particular existing Lease remaining in force and effect or remaining without default as of the Closing Date;

(j) subject to Section 14.05, all cash Security Deposits, if any, actually held by Seller at Closing, by payment of the amount thereof to Purchaser or by a credit to Purchaser against the Purchase Price. A list of the Security Deposits held by Seller on the date hereof, if any, is attached as Exhibit K to this Agreement;

(k) a closing statement setting forth all apportionments to be made at Closing pursuant to Section 7 hereof, together with disbursement instructions for payment of the balance of the Purchase Price;

(l) notice to the Tenants, if any, advising them of the sale of the Property to Purchaser, substantially in the form of Exhibit G attached hereto and made a part hereof;

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(m) such other documents, instruments, resolutions and other material as may be necessary to effect the transfer of title hereunder and reasonably requested by Purchaser or the Title Insurer;

(n) a certification stating that the representations and warranties of Seller set forth in Section 10.01 of this Agreement remain true and correct in all material respects as of the Closing Date, or setting forth with reasonable specificity the manner in which any such representations are no longer true and correct in all material respects as of the Closing Date; and

(o) keys to the Property, to the extent in Seller’s possession.

SECTION 12: PURCHASER’S REPRESENTATIONS AND WARRANTIES

Section 12.01. To induce the Sellers to enter into this Agreement, Purchaser makes the following representations and warranties, all of which Purchaser represents are true, complete and correct in all material respects as of the Effective Date of this Agreement and shall be true, complete and correct in all material respects as of the Closing Date and shall be deemed to be made as of that date.

(a) The execution, delivery and performance of this Agreement and consummation of the transaction hereby contemplated in accordance with the terms of this Agreement will not violate any material contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound, and Purchaser has obtained (or will, by the Closing, have obtained) all consents necessary (whether from a governmental authority or other third party) in order for it to consummate the transactions contemplated hereby.

(b) The party or parties executing this Agreement on behalf of Purchaser have been duly authorized and are empowered to bind Purchaser to this Agreement and to take all actions required by this Agreement.

(c) Upon the full execution and delivery of this Agreement by Purchaser to the Sellers, this Agreement shall be the binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof.

(d) No action, suit or proceeding is pending or, to Purchaser’s knowledge, threatened against Purchaser which would materially adversely affect Purchaser’s financial condition or its ability to fully perform its obligations pursuant to this Agreement.

(e) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Purchaser, including, without limitation, the United States of America, the State in which the Property is located or any political subdivision of any of the foregoing, or any decision or ruling of

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any arbitrator to which Purchaser is a party or by which Purchaser is bound or affected and no consent of any governmental agency is required.

(f) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and is duly authorized to conduct business under the laws of the State of New York.

SECTION 13: PURCHASER’S INSTRUMENTS AT CLOSING

Section 13.01. On the Closing Date, Purchaser shall deliver the Purchase Price, as adjusted, to, or as directed by, Seller. Additionally, on the Closing Date, Purchaser shall duly execute, acknowledge and deliver to Seller the following:

(a) real estate transfer tax forms and returns, if any, for the Property;

(b) the Assignment Agreement in the form of Exhibit C attached hereto;

(c) a closing statement setting forth all apportionments to be made at Closing, together with disbursement instructions for payment of the balance of the Purchase Price; and

(d) such other documents, instruments, resolutions and other material as may be necessary to effect the transfer of title hereunder and reasonably requested by Seller or the Title Insurer.

SECTION 14: CONTRACT PERIOD

Section 14.01. Intentionally Omitted.

Section 14.02. During the Contract Period, Seller shall continue to operate the Property in the same manner as it is currently being operated by Seller, though Seller shall not be obligated to incur any capital improvements. Seller shall maintain replacement cost casualty insurance throughout the Contract Period. During the Contract Period, Seller shall not, without the written consent of Purchaser (which is in Purchaser’s sole discretion), enter into any new Lease for space at the Property or Leasing Brokerage Agreement, or amend or modify any of the Leases. Notwithstanding the foregoing, Purchaser does hereby consent to Seller extending the term of the Lease with Wrap-N-Pack, Inc. through December 31, 2018 and thereafter, extending the term thereof on a month to month basis terminable on two months’ notice.

Section 14.03. During the Contract Period, Seller shall not, without the written consent of Purchaser, enter into any new Service Contracts or other agreements relating to the ownership and operation of the Property; provided, however, that Seller shall terminate all of the Service Contracts, which termination shall be effective no later than thirty (30) days following the Closing Date.

Section 14.04. During the Contract Period, Seller shall not allow any interest in the Property to be voluntarily liened, encumbered or transferred in such a manner that Seller may not

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deliver the Property as set forth in Section 5 hereof, nor may Seller apply for or consent in writing to any zoning change, variance, subdivision, lot line adjustment or similar modification with respect to the Real Property.

Section 14.05. Prior to the Closing, Seller shall have the right to (a) apply any Security Deposits held under Leases, if any, in respect of defaults by Tenants under the applicable Leases, if any, to the extent permitted by such Leases, and (b) return the Security Deposit, if any, of any Tenant thereunder who in the good faith judgment of Seller is entitled to the return of such Security Deposit pursuant to the terms of its Lease or otherwise by law.

Section 14.06. Prior to Closing, Seller shall keep and perform in all material respects all of the obligations to be performed by it under the Leases.

Section 14.07. Prior to Closing, Seller shall not remove from the Property any Personal Property unless such item shall be replaced with a similar item of comparable utility and value.

Section 14.08. During the Contract Period, Seller shall notify Purchaser in writing of Seller’s acknowledgement of or receipt of notice of any litigation, arbitration or administrative hearing before any court, arbitrator or government agency not covered by Seller’s insurance, concerning or affecting the Property which is instituted after the date hereof and shall promptly notify and forward a copy of any notice or other communication from third parties or Tenants regarding same to Purchaser.

Section 14.09. Prior to Closing, Seller shall not hire any employees with respect to the Property, hire a property manager, or consent to any property manager or other person to hire any employees with respect to the Property.

Section 14.10. During the Contract Period, except if consented to in writing by Seller Purchaser shall not communicate with any governmental or quasi-governmental agencies or authorities regarding the Property or any aspect thereof except in connection with obtaining municipal searches, title searches, zoning reports or other customary reports obtained by purchasers in transactions of this nature.

Section 14.11. Whenever in this Section 14 Seller is required to obtain Purchaser’s approval with respect to any transaction described therein, Purchaser shall, within five (5) business days after receipt of Seller’s request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller of its disapproval within said five (5) business day period, Purchaser shall be deemed to have approved same. In the event any new Lease, Leasing Brokerage Agreement or Service Contract is entered into by Seller with Purchaser’s actual or deemed consent, then the applicable representations and warranties of Seller under this Agreement will be deemed to have been revised so as to incorporate the subject Lease (and Security Deposit thereunder, if any), Leasing Brokerage Agreement and/or Service Contract.

SECTION 15: CONDITIONS PRECEDENT TO CLOSING

Section 15.01. (a) Purchaser’s obligations to close title under this Agreement on the Closing Date shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

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(i) all of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the Effective Date of this Agreement and, with respect to the Closing Date Representations, as of the Closing Date (except if and to the extent such representations and warranties speak as of an earlier date, then they shall be true in all material respects as of such earlier date); provided, however, that Purchaser shall be obligated to consummate the Closing without any adjustment in the Purchase Price if the aggregate amount of Losses resulting from any misrepresentation or untrue or inaccurate warranty made by Seller in this Agreement is equal to or less than Thirty Thousand and 00/100 Dollars ($30,000.00) (the “Basket Amount”). If the aggregate amount Losses resulting from any misrepresentation or untrue or inaccurate warranty made by Seller in this Agreement exceeds the Basket Amount, Purchaser shall be entitled to recover such Losses in excess of the Basket Amount from Seller at Closing by means of an adjustment or credit to the Purchase Price, or after Closing, as applicable, in accordance with any Purchaser’s Loss Notice delivered in accordance with Section 10.03 hereof; provided, however, that in no event shall Seller’s liability hereunder, and Purchaser’s credit on account thereof, exceed Sixty Thousand and 00/100 Dollars ($120,000.00) (the “Maximum Credit Amount”). If the aggregate amount of any credits which Purchaser would otherwise be entitled to receive pursuant to this Section 15.01(a) exceeds the Maximum Credit Amount, then Purchaser shall have the right to terminate this Agreement and receive the return of the Downpayment (in which event neither party shall have any obligations or liabilities hereunder except those that expressly survive termination of this Agreement); provided, however, that Purchaser shall not be permitted to terminate this Agreement if Seller elects (it being acknowledged that Seller shall have the right but not the obligation to make such election) to grant a credit to Purchaser at Closing in the aggregate amount by which the Losses exceeds the Basket Amount. In the event that there is a dispute as to whether Purchaser has incurred any Loss or Losses as a result of any misrepresentation or untrue or inaccurate warranty made by Seller in this Agreement, then, unless the aggregate amount thereof exceeds the Maximum Credit Amount, the Closing shall occur without adjustment regarding same; provided, however, that a portion of the Purchase Price equal to the disputed amount (up to the Maximum Credit Amount) shall be held in escrow by the Escrow Agent pending resolution of the dispute.

(ii) Seller shall have performed, in all material respects, all obligations and agreements undertaken by it herein to be performed on or prior to the Closing Date.

(b) Seller’s obligations to close title under this Agreement on the Closing Date shall be subject to the satisfaction of the following conditions precedent on the Closing Date:

(i) all of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the Closing Date as if they were made on that date;

(ii) Purchaser shall have timely paid to Seller or its designee(s) the Purchase Price and any other amounts required to be paid by Purchaser hereunder; and

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(iii) Purchaser shall have performed, in all material respects, all other obligations and agreements undertaken by it herein to be performed on or prior to the Closing Date.

SECTION 16: TRANSFER TAX AND TRANSACTION COSTS

Section 16.01. At the Closing, Seller shall pay or credit to Purchaser an amount equal to (a) any and all applicable taxes imposed by the State of New York or the city or county in which the Property is located with respect to in connection with the conveyance of the Property to Purchaser, (b) any recording fees for the release or satisfaction of Seller’s existing mortgage of the Real Property, and (c) one-half (1/2) of any escrow or closing fees.

Section 16.02. Purchaser shall pay for (a) any and all costs and expenses associated with its due diligence, including any searches performed by the Title Insurer, (b) all costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the transfer of the Property, (c) premiums for Purchaser’s and any lender’s title insurance policy and all endorsements thereto, (d) all costs and expenses incurred in connection with obtaining a current survey or any update of any existing survey of the Property, (e) all costs and expenses incurred in connection with any financing obtained by Purchaser, including without limitation, loan fees, mortgage recording taxes, financing costs and lender’s legal fees (it being acknowledged and agreed by the parties, however, that the obligations of Purchaser hereunder shall not be contingent upon Purchaser obtaining any such financing), (f) one half (1/2) of any escrow or closing fees, and (g) any recording fees for documentation to be recorded in connection with the transactions contemplated by this Agreement (other than for the release or satisfaction of the Seller’s existing mortgage of the Real Property).

Section 16.03. The provisions of this Section 16 shall survive the Closing.

SECTION 17: NOTICES

Section 17.01. All notices, requests and demands to be made hereunder to the parties hereto shall be in writing (at the addresses set forth below) and shall be given by any of the following means: (a) personal delivery (including, without limitation, overnight delivery, courier or messenger services) or (b) registered or certified, first-class United States mail, postage prepaid, return receipt requested or (c) electronic mail (email), provided that a copy of such notice, request or demand is also sent on the same day by one of the other means set forth in this Section 17. Notice by a party’s counsel shall be deemed to be notice by such party. All notices to the Sellers shall be sent to the address set forth below. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, demand or request sent (x) pursuant to subsection (a), above, shall be deemed received upon such personal delivery, and (y) pursuant to subsection (b), above, shall be deemed received three (3) days following deposit in the mail, and (z) pursuant to subsection (c), above, shall be deemed received the same day the email is sent.

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To Purchaser:	c/o Enzo Biochem,Inc. 527 Madison Avenue New York, New York 10022 Attn: James O’Brien E-mail: jobrien@enzo.com

With copies to:	McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173-1922 Attn: Robert Cohen, Esq. E-mail: rcohen@mwe.com

If to Seller:	Building Blocks Realty Co. LLC 105 Maxess Road, Suite SB 124 Melville, New York 11746 Attention: Susan Weinreb E-mail: weinreb.susan@gmail.com

With copies to:	Weinberg, Gross & Pergament LLP 400 Garden City Plaza Garden City, New York 11530 Attention: David E. Miller, Esq. E-mail: dmiller@wgplaw.com

If to Escrow Agent:	AmTrust Title Insurance Company 220 East 42nd Street, 24th Floor New York, New York 10017 Attention: Felice K. Shapiro, EVP and Chief Underwriter E-mail: felice.shapiro@amtrustgroup.com

With copies to:	AmTrust Title Insurance Company
50 Lindbergh Blvd., Suite 600
Uniondale, New York 11553
Attention: Timothy A. Bolles and Felix Tschantz
E-mail: timothy.bolles@amtrustgroup.com and
felix.tschantz@amtrustgroup.com

SECTION 18: DEFAULT

Section 18.01. Purchaser’s Default. If Purchaser shall default (a) in the payment of the Purchase Price or the performance of any of its other obligations to be performed on the Closing Date or (b) in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (b) only, such default shall not be cured on or prior to the date that is five (5) Business Days after written notice to Purchaser, Purchaser’s attorney and Escrow Agent, then Seller shall have the right to treat this Agreement as

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having been breached by Purchaser and Seller’s sole and exclusive remedy on account of such breach shall be the right to terminate this Agreement by written notice to Purchaser or Purchaser’s attorney. Upon such termination (i) Purchaser shall forfeit all rights and claims with respect to the Property pursuant to this Agreement and to the Downpayment and (ii) Escrow Agent shall promptly remit the Downpayment to Seller; and thereupon neither party shall have any obligations or liabilities hereunder except those that expressly survive termination of this Agreement. In the event the payment of the Downpayment to Seller is delayed in connection with any litigation, then, in addition to receipt of the Downpayment, Seller shall be entitled to judgment interest from Purchaser from date on which the Downpayment would have otherwise been payable to Seller, but for such litigation (and such entitlement of Seller and obligation of Purchaser shall survive the termination of this Agreement). Seller and Purchaser hereby agree that payment of the Downpayment to Seller shall be deemed to be fair and adequate, but not excessive, liquidated damages (and not a penalty) based upon the following considerations which Seller and Purchaser agree would constitute damages to Seller for any default by Purchaser but which are impossible to quantify, to wit: (A) the removal of the Property from the real estate market together with the uncertainty of obtaining a new purchaser at the same or greater purchase price; (B) the expenses incurred by Seller, including (but not by way of limitation) attorneys’ fees, taxes, mortgage interest, and other items incidental to the maintenance of the Property until it is eventually sold; and (C) all other expenses incurred by Seller as a result of Purchaser’s default. The Downpayment is not intended to cap amounts, if any, due Seller in respect of any indemnification from Purchaser that survives termination of or Closing under this Agreement. In the event of such termination, Purchaser shall promptly destroy all due diligence materials, reports and studies delivered to Purchaser by Seller or any broker, agent, representative or employee of Seller (without Purchaser retaining copies thereof).

Section 18.02. Seller’s Default. In the event Purchaser discovers, prior to the Closing Date, that (a) any of the representations and warranties set forth in Section 10.01 hereof are false as of the Effective Date of this Agreement, or (b) Seller shall default in the performance of (i) any of its material obligations to be performed on the Closing Date or (ii) any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall not be cured on or prior to the earlier to occur of the date that is five (5) Business Days after written notice to Seller, Seller’s attorney and Escrow Agent or the Closing Date, then Purchaser’s sole and exclusive remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal or equitable course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of its counsel) shall be to terminate this Agreement and receive the Downpayment. If, however, Seller is able to convey title to the Property to Purchaser pursuant to the terms hereof but Seller intentionally and willfully fails to do so, then Purchaser may either (1) terminate this Agreement and receive the Downpayment or (2) seek to obtain specific performance of Seller’s obligations hereunder, provided that any action for specific performance shall be commenced within thirty (30) days after such default; it being understood and agreed that if Purchaser fails to commence an action for specific performance within thirty (30) days after such default, then this Agreement shall automatically terminate, effective as of the day immediately following such thirty (30) day period, and thereupon the Downpayment shall be returned to Purchaser, and the parties hereto shall be released of all obligations and liabilities of whatsoever nature in connection with this Agreement except those that expressly survive termination of this Agreement. If Purchaser elects to seek specific

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performance of this Agreement, then as a condition precedent to any suit for specific performance, Purchaser shall on or before the Closing Date, time being of the essence, fully perform all of its obligations hereunder which are capable of being performed (other than the payment of the Purchase Price, which shall be paid as and when required by the court in the suit for specific performance). Upon the termination of this Agreement and the return of the Downpayment to Purchaser in accordance with this Section 18.02, neither party shall have any obligations or liabilities hereunder except those that expressly survive termination of this Agreement. Notwithstanding the foregoing, Purchaser shall have no right to seek specific performance, if Seller shall be prohibited from performing its obligations hereunder by reason of any law, regulation, or other legal requirement applicable to Seller. Under no circumstance shall Seller be liable to Purchaser for any consequential, punitive or other damages.

SECTION 19: ASSIGNMENT

Section 19.01. This Agreement and Purchaser’s rights hereunder may not be assigned by Purchaser without the prior written consent of Seller (which may be withheld by Seller in its sole and absolute discretion, which may be arbitrary). Notwithstanding the foregoing, Purchaser shall have the right, upon notice to (but without the requirement for the consent of) Seller, to assign its rights and entitlements under this Agreement to an entity owned and controlled by Purchaser, provided that no such assignment shall be construed as to release or relieve Purchaser of or from the obligations and liabilities of Purchaser under this Agreement.

Section 19.02. Notwithstanding anything herein to the contrary, Seller shall have the right, prior to Closing, to assign the rights under this Agreement and to transfer the Property to any escrow holder or exchange facilitator (a “Qualified Intermediary”) selected by Seller in order to effect a Section 1031 exchange. Purchaser agrees to cooperate with Seller and the Qualified Intermediary in any manner necessary to complete the Section 1031 exchange; provided, however that Purchaser shall not be required to incur any additional cost or expense, and the completion of the Section 1031 exchange will not delay or postpone the Closing. Seller’s effectuation of the Section 1031 exchange prior to Closing shall not be a condition or contingency to Seller’s obligation hereunder.

SECTION 20: COUNTERPARTS

Section 20.01. This Agreement may be executed in counterparts. The signatures of the parties who sign different counterparts of this Agreement or any of the instruments executed to effectuate the purposes of this Agreement shall have the same effect as if those parties had signed the same counterparts of this Agreement or of any such instrument.

SECTION 21: FURTHER ASSURANCES

Section 21.01. Purchaser and Seller each agree to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement. This Section 21.01 shall survive the Closing.

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SECTION 22: MISCELLANEOUS

Section 22.01. Seller agrees that, at Purchaser’s election made by written notice to Seller at least forty five (45) days prior to Closing, Seller, as an accommodation to Purchaser, shall request that the mortgagee under the existing mortgage encumbering the Premises (collectively, the “Existing Mortgage”) provide a pay-off statement for the indebtedness secured by the Existing Mortgage as of the Closing Date and assign such mortgage to Purchaser’s new lender in exchange for (i) payment of such indebtedness, (ii) the unconditional release of the Seller and all guarantors of the Existing Mortgage from all liability under the Existing Mortgage by the current holder of the Existing Mortgage, the assignee, and their successors and assigns from all liability under, in connection with or related to the Existing Mortgage, and (iii) the agreement of the Purchaser and Enzo Biochem, Inc. to indemnify and hold harmless the Seller and the guarantors under the Existing Mortgage from liability under, in connection with or related to the Existing Mortgage. Purchaser shall pay all fees, costs and expenses in connection with the assignment of the Existing Mortgage and assumption thereof by the Purchaser including all fees, costs and expenses, if any, of the mortgagee under the Existing Mortgage and the Seller’s reasonable attorneys’ fees. In connection therewith, Seller shall have no obligation to expend any money, take any action, incur any liability, provide any financial accommodations or commence any litigation in connection with the procurement or delivery of an assignment of the Existing Mortgages. In addition, (i) the delivery of an assignment of such Existing Mortgages or Purchaser obtaining any financing shall not be a condition to the obligation of Purchaser to close hereunder, (ii) in no event shall Purchaser have any right to terminate this Agreement due to the failure to obtain or assign any such Existing Mortgages or obtain any financing, (iii) Purchaser shall not be entitled to a reduction of the Purchase Price due to the failure to obtain any such assignment of such Existing Mortgages or financing, (iv) in no event shall the Closing Date be extended due to the failure to obtain any such assignment of such Existing Mortgages or financing, (v) the assumption of the Existing Mortgage and the releases and indemnity to be provided to the Seller and the guarantors of the Existing Mortgage shall be in form and substance reasonably satisfactory to the Seller, and (vi) Seller does not make any representation or warranty that an assignment of the Existing Mortgage will be obtained.

Section 22.02. Subject to Section 19 hereof, this Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and assigns.

Section 22.03. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Real Property is located. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

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Section 22.04. The headings of the several Sections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision thereof.

Section 22.05. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair any other provision of this Agreement.

Section 22.06. This Agreement contains the entire agreement between Seller and Purchaser, and any and all prior understandings and dealings heretofore had are merged herein and any agreement hereafter made shall be ineffective to change, modify or discharge this Agreement in whole or in part unless such agreement hereafter made is in writing and signed by Seller and Purchaser.

Section 22.07. Purchaser acknowledges and agrees that its obligations under this Agreement are not subject to its ability to obtain financing for or in connection with such acquisition or other contingencies or satisfaction of conditions and Purchaser shall have no right to terminate this Agreement or receive a return of the Downpayment except as otherwise expressly provided for in this Agreement. Nothing herein shall prohibit Purchaser from seeking or obtaining financing.

Section 22.08. Purchaser shall have no right to record this Agreement or a memorandum hereof. If Purchaser shall so record this Agreement or a memorandum, Purchaser shall be in default of the terms and conditions of this Agreement and, in addition to any other rights or remedies available to Seller as a result of Purchaser’s default, Seller may, at Seller’s option, immediately terminate this Agreement.

Section 22.09. Intentionally Omitted.

Section 22.10. Notwithstanding any provision to the contrary contained herein, in any instance where Purchaser is entitled to the return of the Downpayment, Seller shall be entitled to instruct Escrow Agent (and Purchaser hereby authorizes Escrow Agent) to deduct therefrom, and deliver to Seller, amounts, if any, owed to Seller in respect of any indemnification by Purchaser, as reasonably determined by Seller, prior to Escrow Agent’s returning the Downpayment to Purchaser.

Section 22.11. Purchaser shall look solely to Seller’s interest in the Property (including the net proceeds from the sale of the Property after payment of all third party closing expenses and payment of the release price to the Lender) as if said asset were the sole asset of Seller for the payment or satisfaction of claims of any nature or for any performance arising under or in connection with this Agreement; provided, however, the foregoing is not intended to expand Seller’s liability hereunder and, accordingly, such liability is further limited by the other provisions of this Agreement, including, without limitation, the provisions of Section 10.03 and 10.04, Section 15.01(a)(i) and Section 18.02 (which sections limit Seller’s liability to Purchaser or Purchaser’s remedies against Seller).

Section 22.12. Purchaser agrees that the submission of a draft of this Agreement by Seller is not intended to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property pursuant to the terms of this Agreement. Seller shall be legally bound

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with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, including, without limitation, all of the Exhibits and Schedules hereto, and each of Seller and Purchaser have fully executed and delivered to each other a counterpart of this Contract, including, without limitation, all Exhibits and Schedules hereto.

SECTION 23: ESCROW AGENT

Section 23.01. Seller and Purchaser hereby designate “Escrow Agent” to receive and hold the Downpayment delivered herewith by Purchaser in accordance with Section 3 hereof, and Escrow Agent agrees to act as such Escrow Agent subject to the provisions of this Section 23. Upon receipt by Escrow Agent of the Downpayment, Escrow Agent shall cause the same to be deposited into Escrow Agent’s IOLA (i.e., non-interest-bearing) account, it being agreed that Escrow Agent shall not be liable for (a) any loss of such investment (unless due to Escrow Agent’s gross negligence or willful misconduct) or (b) any failure to attain a rate of return on such investment.

Section 23.02. On receipt by Escrow Agent of a statement executed by Seller and Purchaser that title to the Property has closed under this Agreement, Escrow Agent shall promptly deliver such Downpayment to Seller.

Section 23.03. On receipt by Escrow Agent of a statement executed by Purchaser prior to the Closing Date that title to the Property has not closed under this Agreement because of a default by Seller under this Agreement or because of Seller’s inability to convey title to the Property in accordance with the provisions of this Agreement or because any contingency contained in this Agreement has not been satisfied or waived, Escrow Agent shall, within ten (10) Business Days, deliver a copy of said statement to Seller and return such Downpayment to Purchaser on the tenth (10th) Business Day after receipt by Seller of said statement unless Escrow Agent, prior to such return, receives from Seller a statement contesting the accuracy of Purchaser’s statement and demanding retention of said Downpayment by Escrow Agent.

Section 23.04. On receipt by Escrow Agent of a statement executed by Seller prior to the Closing Date that title to the Property has not closed under this Agreement because of a default by Purchaser under this Agreement, Escrow Agent shall within ten (10) Business Days deliver a copy of said statement to Purchaser and deliver such Downpayment to Seller on the tenth (10th) Business Day after receipt by Purchaser of such statement unless Escrow Agent, prior to such delivery, receives from Purchaser a statement contesting the accuracy of Seller’s statement and demanding retention of said Downpayment by Escrow Agent.

Section 23.05. On receipt by Escrow Agent of a statement from Seller or Purchaser, as the case may be, under Sections 23.03 or 23.04 above, Escrow Agent shall retain the Downpayment and thereafter deliver the same to either Seller or Purchaser as Seller and Purchaser may jointly direct by a statement executed by them both, provided if there is any dispute with respect to the Downpayment, Escrow Agent may immediately and with notice to Seller and Purchaser, surrender said Downpayment to a court of competent jurisdiction for such disposition as may be directed by such court.

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Section 23.06. Upon delivery of the Downpayment to either Purchaser, Seller or a court of competent jurisdiction under and pursuant to the provisions of this Section 23, Escrow Agent shall be relieved of all liability, responsibility or obligation with respect to or arising out of the Downpayment and any and all of its obligations arising therefrom.

Section 23.07. The Escrow Agent shall not be liable for any error of judgment or for any act done or omitted by it in good faith or for anything which it may in good faith do or refrain from doing in connection herewith or for any negligence other than its gross negligence, nor shall the Escrow Agent be answerable for the default or misconduct other than the willful misconduct of its agents, attorneys or employees if they be selected with reasonable care. The Escrow Agent is authorized to act upon any document believed by it to be genuine and to be signed by the proper party or parties and will incur no liability in so acting. Seller and Purchaser jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all loss, cost, claim, damage, liability, and expense (including attorney’s fees and disbursements) which may be incurred by reason of its acting as Escrow Agent, provided the same is not the result of Escrow Agent’s gross negligence or willful misconduct. Purchaser acknowledges and agrees that Escrow Agent shall be entitled to represent Seller in any dispute with respect to the Downpayment, or otherwise.

Section 23.08. The Escrow Agent has executed this Agreement for the sole purpose of agreeing to act as such in accordance with the terms of this Section 23.

Section 23.09. The provisions of this Section 23 shall survive the Closing or termination of this Agreement.

SECTION 24: CONFIDENTIALITY

Section 24.01. Purchaser shall maintain, in the strictest confidence, the contents of any and all information in respect of the Property which is supplied to, or obtained by, Purchaser or its principals, employees, contractors, consultants, advisors, attorneys, accountants, members, investors and lenders involved in the acquisition of the Property (collectively, the “Representatives”) by Seller or its Representatives, including, without limitation, any third party reports in respect of the Property (collectively, the “Confidential Information”). Notwithstanding the foregoing, Purchaser may, without Seller’s consent, disclose such Confidential Information (a) to its Representatives without the express written consent of Seller, so long as any Representatives to whom disclosure is made agree to keep all such information confidential in accordance with the terms hereof and (b) if disclosure is required by law or by regulatory or judicial process, provided that in such event the Purchaser shall, to the extent practicable, furnish Seller with prior written notice of any such required disclosure, shall exercise all commercially reasonable efforts (at no cost or expense to Purchaser) to preserve the confidentiality of the Confidential Information, including, without limitation, reasonably cooperating with Seller to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal and shall disclose only that portion of the Confidential Information that it is legally required to disclose. Upon any termination of this Agreement, such confidentiality shall be maintained and Purchaser will destroy such Confidential Information as was previously provided to Purchaser by Seller, with any such destruction confirmed by Purchaser in writing. For purposes of this Agreement, Confidential

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Information excludes information which: (i) is or becomes generally available to or known by the public other than as a result of a disclosure by Purchaser or its Representatives; (ii) is or becomes available to Purchaser or its Representatives on a non-confidential basis from a source other than Seller or its representatives, provided that such source is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Seller, or (iii) is independently developed by Purchaser or its Representatives. Purchaser hereby agrees to indemnify Seller from and against any actual loss or actual out of pocket cost or expense (including reasonable attorneys’ fees) arising by reason of a breach by Purchaser or its Representatives of the provisions of this Section 24. The provisions of this Section 24 shall survive any termination of this Agreement, but shall not survive Closing.

Section 24.02. Without limiting the foregoing provisions of this Section 24, Purchaser shall not issue any press releases (or other public statements) with respect to the transaction contemplated in this Agreement without the prior written approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however that Seller’s consent shall not be required in connection with SEC filings by Purchaser required by applicable law or press releases or public statements made by the Town of Babylon with respect to the transaction contemplated by this Agreement.

SECTION 25: TAX PROCEEDINGS

Section 25.01. Real estate tax refunds or credits received by Seller that are attributable to the fiscal tax year in which the Closing occurs shall be apportioned between Seller and Purchaser less any reasonable expenses incurred by Seller in connection with the prosecution of such proceeding. In the event any such proceeding shall affect a fiscal tax year falling entirely during Purchaser’s period of ownership, Seller shall, at Purchaser’s election, at the Closing, assign all of its right, title and interest in such proceeding to Purchaser pursuant to an assignment in form reasonably acceptable to Purchaser. If Purchaser does not elect to accept such assignment, Seller may withdraw such proceeding. Real estate tax refunds or credits received by Purchaser post-Closing directly from the applicable municipality that are attributable to the fiscal tax year in which the Closing occurs shall be apportioned between Seller and Purchaser. Real estate tax refunds or credits received by Purchaser post-Closing directly from the applicable municipality that are attributable to a fiscal year prior to the fiscal year of the Closing shall be paid to Seller. Seller shall not settle the year of Closing, without Purchaser’s consent, which shall not be unreasonably withheld, delayed or conditioned. Seller shall not settle multiple years, which include the year of Closing, if the result of such settlement is that the year of Closing is not settled on terms at least as favorable as the prior years. The provisions of this Section 25 shall survive Closing.

SECTION 26: SALE BROKERAGE AGREEMENTS

Section 26.01. Each of Seller and Purchaser hereby represent and warrant to the other that it has not (a) dealt with any agent, finder or broker in connection with this Agreement other than Equity Transfers, LLC (“Broker”) or (b) made any agreement to pay any agent, finder, broker or any other Person any fee or commission in the nature of a broker’s fee arising out of or in connection with this Agreement other than Seller’s agreement to pay the Broker a commission

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pursuant to separate agreement. Purchaser hereby agrees that, in the event any claim is made for any fees or commissions by any broker, agent, finder or any other Person other than the Broker in connection with this Agreement and arising by, through or on account of any act of Purchaser or any of its Representatives, Purchaser shall indemnify and hold harmless Seller from and against any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements) in connection therewith. Seller hereby agrees that, in the event that any claim is made for any fees or commissions by any broker, agent, finder or any other Person in connection with this Agreement and arising by, through or on account of any act of Seller or Seller’s representatives, Seller shall indemnify and hold harmless Purchaser from and against any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements) in connection therewith. The foregoing indemnities shall survive the Closing or termination of this Agreement, as applicable.

SECTION 27: THIRD PARTY BENEFICIARY

Section 27.01. This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). No other Person shall have any rights hereunder nor shall any other Person be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Section 27 shall survive the Closing or the termination hereof.

SECTION 28: JURISDICTION AND SERVICE OF PROCESS

Section 28.01. The parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties in any manner permitted by applicable law. The provisions of this Section 28 shall survive the Closing or the termination hereof. Any litigation arising from this Agreement shall be commenced and prosecuted in a court of competent jurisdiction in Nassau County, New York.

SECTION 29: WAIVER OF TRIAL BY JURY

Section 29.01. Seller and Purchaser hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this agreement. The provisions of this Section 29 shall survive the closing or the termination hereof.

SECTION 30: PREVAILING PARTY

Section 30.01. If any party hereto files any suit, commences any action, arbitration or other proceeding, or asserts any claim to enforce its rights under this Agreement, or to recover damages for the breach hereof, the prevailing party shall be entitled to recover from the other party the costs and expenses, including reasonable attorneys’ fees, incurred in such suit or on appeal or in any bankruptcy or other insolvency proceedings.

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IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the day and year first above written.

SELLER

BUILDING BLOCKS REALTY CO. LLC

By: /s/ Susan Weinreb
Susan Weinreb, Manager

PURCHASER

ENZO REALTY LLC

By: /s/ Barry Weiner
Name: Barry Weiner
Title: President, Chief Financial Officer and Treasurer

ESCROW AGENT

AMTRUST TITLE INSURANCE COMPANY

By: /s/ Felice K. Shapiro
Name: Felice K. Shapiro
Title: EVP Chief Underwriter

[Signature Page to Purchase and Sale Agreement]

SCHEDULE 1

Description of the Land

SCHEDULE A DESCRIPTION

ALL that certain plot, piece or parcel of land, situate, lying and being at Farmingdale in the Town of Babylon, County of Suffolk and State of New York being part of Lot 1 as shown on a certain map entitled, “Map of Executive Park at Babylon, located in Farmingdale, Town of Babylon, Suffolk County, NY.” and filed in the Offices of the Clerk of the County of Suffolk on 7/23/1979 as Map No. 6833; and being bounded and described as follows:

BEGINNING at a point on the southerly side of Executive Boulevard distant 246.16 feet westerly from the northwesterly end of the arc of a curve with connects the westerly side of Broad Hollow Road, as widened, with the southerly side of Executive Boulevard;

RUNNING THENCE South 9 degrees 53 minutes 20 seconds West, 421.32 feet to land now or formerly of J. Gazza;

THENCE North 65 degrees 28 minutes 30 seconds West, along said lands, 213.01 feet;

THENCE North 8 degrees 31 minutes 20 seconds East, 179.12 feet;

THENCE North 9 degrees 53 minutes 20 seconds East, 239.25 feet to the southerly side of Executive Boulevard;

THENCE easterly along the southerly side of Executive Boulevard, the following three (3) courses and distances:

1)	South 62 degrees 35 minutes 23 seconds East, 54.42 feet;

2)	Along the arc of a curve bearing to the left, having a radius of 780.66 feet, a distance of 103.34 feet;

3)	South 70 degrees 10 minutes 28 seconds East, 61.02 feet to the point or place of BEGINNING.

SCHEDULE 2

Escrow Agent’s Wire Instructions

Sterling National
Bank Montebello, NY 10901

Routing Number:
SWIFT:

AmTrust Title Insurance Co. Clearing Account
50 Charles Lindbergh Blvd, Suite 600, Uniondale, NY 11553
Account Number:

SCHEDULE 2

Escrow Agent’s Wire Instructions

Routing Number:
SWIFT:

AmTrust Title Insurance Co. Clearing Account
50 Charles Lindbergh Blvd, Suite 600, Uniondale, NY 11553
Account Number:

SCHEDULE 3

[Intentionally Omitted]

SCHEDULE 4

Title Exceptions

1.	Reservation of streets contained in Deed recorded on 11/18/1995 in Liber 9917 Page 69.

2.	Electric & Gas Easement recorded on 12/26/1980 in Liber 8935 Page 457.

3.	Sewer Easement and Agreement recorded on 5/28/1979 in Liber 8631 Page 389.

4.	Declaration of Covenants and Restrictions recorded on 5/8/2009 in Liber 12587 Page 541.

5.	Thirty (30) foot setback line as shown on Filed Map #6833, filed on 7/23/1979.

EXHIBIT A

List of Leases

Tenant Name	Demised Premises	Lease Documents
Wrap-N-Pack, Inc.	21 Executive Boulevard, Farmingdale, New York	Lease dated October 1, 2016

EXHIBIT B

Form of Deed

BARGAIN AND SALE DEED,

WITHOUT COVENANT AGAINST GRANTOR’S ACTS

THIS INDENTURE, made the [____] day of [_____], 2018, by and between BUILDING BLOCKS REALTY CO. LLC, party of the first part, and ____________________, party of the second part.

WITNESSETH, that the party of the first part, in consideration of Ten and No/100ths dollars and other valuable consideration, in lawful money of the United States, paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs, successors and assigns of the party of the second part forever:

ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situated, lying and being in the

TOWN OF BABYLON

COUNTY OF SUFFOLK

STATE OF NEW YORK, AS MORE PARTICULARLY

DESCRIBED ON EXHIBIT A ATTACHED HERETO

AND MADE A PART HEREOF;

TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof;

TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises;

TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.

The party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvements and will apply the same first to the payment of the cost of the improvements before using any part of the total of the same for any other purpose.

The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

BUILDING BLOCKS REALTY CO. LLC

By:
Susan Weinreb, Manager

STATE OF NEW YORK	)
) ss.:
COUNTY OF NASSAU	)

On the ____ day of ____________, in the year 2018, before me, the undersigned, a Notary Public in and for said State, personally appeared SUSAN WEINREB, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her their capacity(ies), and that by his her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and office of individual taking
acknowledgment

Section: 94 Block: 1 Lot: 86.003 County or Town: Babylon		RETURN BY MAIL TO:
Address:	21 Executive Boulevard
Farmingdale, New York

(EXHIBIT A to DEED)

Legal Description

SCHEDULE A DESCRIPTION

ALL that certain plot, piece or parcel of land, situate, lying and being at Farmingdale in the Town of Babylon, County of Suffolk and State of New York being part of Lot 1 as shown on a certain map entitled, “Map of Executive Park at Babylon, located in Farmingdale, Town of Babylon, Suffolk County, N.Y.” and filed in the Offices of tha Clerk of the County of Suffolk on 7/23/1979 as Map No. 6833; and being bounded and described as follows:

BEGINNING at a point on the southerly side of Executive Boulevard distant 246.16 feet westerly from the northwesterly end of the arc of a curve with connects the westerly side of Broad Hollow Road, as widened, with the southerly side of Executive Boulevard;

RUNNING THENCE South 9 degrees 53 minutes 20 seconds West, 421.32 feet to land now or formerly of J. Gazza;

THENCE North 65 degrees 28 minutes 30 seconds West, along said lands, 213.01 feet;

THENCE North 8 degrees 31 minutes 20 seconds East, 179.12 feet;

THENCE North 9 degrees 53 minutes 20 seconds East, 239.25 feet to the southerly side of Executive Boulevard;

THENCE easterly along the southerly side of Executive Boulevard, the following three (3) courses and distances:

1)	South 62 degrees 35 minutes 23 seconds East, 54.42 feel;

2)	Along the arc of a curve bearing to the left, having a radius of 780.66 feet, a distance of 103.34 feet;

3)	South 70 degrees 10 minutes 28 seconds East, 61.02 feet to the point or place of BEGINNING.

EXHIBIT C

Form of Assignment Agreement

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment”), dated this ____ day of _________, 2018, is made by and between BUILDING BLOCKS REALTY CO. LLC (the “Assignor”) and _______________ (“Assignee”).

WHEREAS, Assignee has this day purchased Assignor’s interest in the real property legally described on the attached Exhibit A (the “Premises”); and

WHEREAS, the execution and delivery of this Assignment is a condition precedent to the purchase by the Assignee of the Premises;

NOW, THEREFORE, in consideration of the purchase and sale of the Premises, and for other good and valuable consideration, Assignor agrees as follows (unless otherwise defined, all capitalized terms shall have the meanings set forth in the Purchase and Sale Agreement, dated as of June ____, 2018, by and between Assignor and Assignee (the “Purchase Agreement”) as such capitalized terms relate to the Premises only);

1.       Assignor hereby grants, transfers and assigns to Assignee, without recourse, representation or warranty, except as otherwise expressly set forth in the Purchase Agreement, all the right, title and interest of Assignor in and to the following, if any (the “Assigned Assets”):

(i)	all Permits and Licenses, certificates of occupancy, approvals, dedications, subdivision maps or plats and entitlements issued, approved or granted by federal, state or municipal authorities or otherwise in connection with the Premises and its renovation, construction, use, maintenance, repair, leasing and operation; and all licenses, consents, easements, rights of way and approvals required from private parties to make use of utilities, to insure pedestrian ingress and egress to the Premises and to insure continued use of any vaults under public rights-of-way presently used in the operation of the Premises;

(ii)	all Security Deposits, all Leases, and all correspondence with the Tenants under Leases, all booklets and manuals relating to the maintenance and operation of the Premises; and

(iii)	the Service Contracts, Warranties, Leasing Brokerage Agreements, Intangible Rights and Personal Property.

The foregoing are collectively referred to herein as the “Assigned Assets”. The foregoing assignment is made without recourse, and on an “as-is, where-is, with all faults” basis, without any representation or warranty by Assignor except as may be expressly set forth in the Purchase Agreement.

2.       Assignee hereby accepts the foregoing assignment of, and assumes all obligations under, the Assigned Assets first arising after the date hereof.

3.       This Assignment may be executed in counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

4.       This Assignment shall be governed by and construed in accordance with the laws of the state in which the Premises are located. This Assignment shall be construed without regard to any presumption or other rule requiring construction against the party causing this Assignment to be drafted.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first written above.

ASSIGNOR:

BUILDING BLOCKS REALTY CO. LLC

By:
Susan Weinreb, Manager

ASSIGNEE:

By:
Name:
Title:

(EXHIBIT A)

Legal Description

SCHEDULE A DESCRIPTION

ALL that certain plot, piece or parcel of land, situate, lying and being at Farmingdale in the Town of Babylon, County of Suffolk and State of New York being part of Lot 1 as shown on a certain map entitled, “Map of Executive Park at Babylon, located in Farmingdale, Town of Babylon, Suffolk County, N.Y.” and filed in the Offices of the Clerk of the County of Suffolk on 7/23/1979 as Map No. 6833; and being bounded and described as follows:

BEGINNING at a point on the southerly side of Executive Boulevard distant 246.16 feet westerly from the northwesterly end of the arc of a curve with connects the westerly side of Broad Hollow Road, as widened, with the southerly side of Executive Boulevard;

RUNNING THENCE South 9 degrees 53 minutes 20 seconds West, 421.32 feet to land now or formerly of J. Gazza;

THENCE North 65 degrees 28 minutes 30 seconds West, along said lands, 213.01 feet;

THENCE North 8 degrees 31 minutes 20 seconds East, 179.12 feet;

THENCE North 9 degrees 53 minutes 20 seconds East, 239.25 feet to the southerly side of Executive Boulevard;

THENCE easterly along the southerly side of Executive Boulevard, the following three (3) courses and distances:

1) South 62 degrees 35 minutes 23 seconds East, 54.42 feet;

2) Along the arc of a curve bearing to the left, having a radius of 780.66 feet, a distance of 103.34 feet;

3) South 70 degrees 10 minutes 28 seconds East, 61.02 feet to the point or place of BEGINNING.

EXHIBIT D

Form of Bill of Sale

BILL OF SALE

BUILDING BLOCKS REALTY CO. LLC (“Seller”), in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid to Seller by ___________________ (“Purchaser”), the receipt and sufficiency of which are hereby acknowledged, hereby sells, conveys, assigns, transfers, delivers and sets over to Purchaser (free and clear of any liens or encumbrances) all fixtures, furniture, furnishings, equipment, machinery, inventory, appliances and other articles of tangible personal property (other than the Excluded Property, as defined in that certain Purchase and Sale Agreement, dated as of June ____, 2018, by and between Seller and Purchaser) owned by Seller and which are located at and used or usable in connection with the real property located at 21 Executive Boulevard, Farmingdale, New York, except as set forth in such Purchase and Sale Agreement.

TO HAVE AND TO HOLD unto Purchaser and its successors and assigns to its and their own use and benefit forever.

This Bill of Sale is made by Seller without recourse and without any expressed or implied representation or warranty whatsoever.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of this ___ day of ____________________, 2018.

BUILDING BLOCKS REALTY CO. LLC

By:
Susan Weinreb

EXHIBIT E

Form of FIRPTA Certificate

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by BUILDING BLOCKS REALTY CO. LLC (“Seller”), Seller hereby certifies the following:

1.	Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Seller’s U.S. employer identification number is: ______________; and

3.	Seller’s principal place of business is 105 Maxess Road, Suite SB 124, Melville, NY 11740.

Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

BUILDING BLOCKS REALTY CO. LLC

By:
Susan Weinreb, Manager

Subscribed and sworn to before me this day of , 2018.

Notary Public

EXHIBIT F

[Intentionally Omitted]

EXHIBIT G

Form of Notice to Tenants

BUILDING BLOCKS REALTY CO. LLC
105 Maxess Road, Suite SB 124
Melville, New York 11746

____________, 2018

TO:

[INSERT NAME AND ADDRESS OF TENANT]

Re:       21 Executive Boulevard, Farmingdale, New York 11735

Dear Tenant:

This is to notify you that, today, the referenced property has been acquired by [______________] (“Purchaser”). As of the date hereof, your lease/license agreement (including any security deposit) has been assigned to Purchaser.

You are hereby authorized and directed to make all future payments under the lease/license agreement to Purchaser, ___________________________________________. Any future inquiries regarding your lease/license agreement should be directed to ____________ at the aforementioned address. Please update the insurance policies carried by you under your lease/license agreement to add Purchaser as an additional insured thereunder and please deliver certificates evidencing the revised coverage promptly to Purchaser at the aforementioned address.

Very truly yours,

BUILDING BLOCKS REALTY CO. LLC

By:
Susan Weinreb, Manager

EXHIBIT H

Leasing Brokerage Agreements

NONE

EXHIBIT I

Form of Estoppel

Premises:	21 Executed Boulevard, Farmingdale, New York

Lease:	Agreement of Lease, dated October 1, 2016 (the “Lease”), between BUILDING BLOCKS REALTY CO. LLC(“Lessor”), and WRAP-N- PACK, INC., as lessee (“Lessee”), for lease of the Premises

The undersigned, the Lessee under the above described Lease, certifies to Lessor and its successors and assigns, that: (i) the Lease is presently in full force and effect and has not been assigned, modified, supplemented or amended in any way except as indicated at the end of this certificate; (ii) the Lease represents the entire agreement between the Lessor and Lessee with respect to the Premises, (iii) the term of the Lease has commenced and full rental [(except ____________)] is now accruing thereunder; (iv) there are no existing defenses or offsets which the Lessee has against the enforcement of the Lease by the Lessor; (v) no rent has been paid by Lessee more than 30 days in advance of the due date [(except for _____________)], and [no] security [in the amount of $_____________] has been deposited with Lessor; and (vi) all rent payable under the Lease has been paid through __________ ___, 20__.

Dated: _______________ ___, 2018.

WRAP-N-PACK, INC.

By:
Name:
Title:

Lease Modifications, if any, to be listed here:

EXHIBIT J

[Intentionally Omitted]

EXHIBIT K

List of Security Deposits

NONE

EXHIBIT L

List of Rent Arrearages

NONE